iTalk, Inc.

Consolidated Proforma Balance Sheet

November 30, 2015

ASSETS	Italk	UMS	Proforma Adjustments	Proforma
Current Assets
Cash on Hand	$4,626	$19,483	$—	$24,109
Accounts Receivable	—	50,888	—	50,888
Commission receivable	—	656,687	—	656,687
Inventory	—	162,048	—	162,048
Prepaid	—	81,969	—	81,969

Total current assets	4,626	971,075	—	975,701

Property and Equipment	—	293,136	—	293,136
Other assets	118,822	31,608	—	150,430
Total Assets	$123,448	$1,295,819	$—	$1,419,267

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities
Accounts Payable	$282,066	$2,329,808	$—	$2,611,874
Line of Credit	—	500,000	—	500,000
Bank term note — current portion	—	96,764	—	96,764
Accrued liability— related party	327,500	—	—	327,500
Short term financing and capital lease s	—	2,804,488	—	2,804,488
Convertible debt	878,175	—	—	878,175
Notes payable	615,385	—	—	615,385
Advances — related party	5,600	222,418	—	228,018
Due related party	37,065	—	—	37,065
Derivative liability	475,200	—	—	475,200
Deferred revenue	46,243	—	—	46,243
Total current liabilities	2,667,234	5,953,478	—	8,620,712

Capital lease obligation— long term	—	3,598	—	3,598
Note payable	—	291,023	—	219,023
Total liabilities	2,667,234	6,248,099	—	8,915,333

Stockholders’ deficit
Preferred shares	50,000	—	—	50,000
Common stock	1,825,000	10	8,070,444	9,895,454
Additional paid in capital	1,300,516	(10	(8,070,444)	(6,769,938)
Accumulative deficit	(5,719,302)	(4,952,280)	—	(10,671,582)
Total stockholders deficit	(2,543,786)	(2,952,280)	—	(7,496,066)
Total liabilities and stockholders deficit	$123,448	$1,295,819	$—	$1,419,267

iTALK, INC.

Consolidated Proforma Statement of Operations

For Year Ended August 31, 2015

	iTalk	UMS	Proforma Adjustments	Proforma
Revenue	$689,824	$13,198,676	$—	$13,888,500
Cost of Goods	754,930	10,474,682	—	11,229,612
Gross profit	(65,106)	2,723,994		2,658,888

Operating expense	268,711	4,578,002	—	4,846,713

Loss form operations	(333,817)	(1,809,056)	—	(2,142,873)

Other income (expense)	(951,229)	(576,953)	—	(1,528,182)

Net loss	$(1,285,046)	$(2,38,609)	$—	$(1,523,655)

iTALK, INC.

Consolidated Proforma Statement of Operations

For Three Months Ended November 30, 2015

	iTalk	UMS	Proforma Adjustments	Proforma
Revenue	$100,404	$1,837,208	$—	$1,937,612
Cost of goods	99,971	1,473,160	—	1,573,131
Gross profit	433	364,048		364,481

Operating expense	23,608	718,009	—	714,617

Operating income (loss)	(23,608)	(353,961)	—	(377,136)

Other expense	(117,961)	(36,050)	—	(154,011)

Net loss	$(141,136)	$(390,011)	$—	$(531,147)

iTALK, INC.

NOTES TO CONSOLIDATED PROFORMA FINANICAL STATEMENTS

NOTE 1— Proforma Consolidated Balance sheet and Proforma Consolidated Statement of Operations

Due to the variance in fiscal years the proforma consolidated balance sheet and proforma statements of operations reflect the nearest month end of the acquired company to the parent company ending periods. The proforma consolidated balance sheet is a combination of the iTalk, Inc. (“iTalk”) consolidated balance sheet as of November 30, 2015 and the UMS, Inc (“UMS”) consolidated balance sheet as of December 31, 2015. The proforma consolidated statement of operations for year ended August 31, 2015 is a combination of ITalk’s consolidated statement of operations for the year ended August 31, 2015 and UMS’  consolidated statement of operations for the year ended September 30, 2015. The Proforma consolidated statement of operations for three months ended November 30, 2015 is a combination of the iTalk consolidated statement of operations for the three months ended November 30, 2015 and UMS’ consolidated statement of operations for the three months ended December 31, 2015.

NOTE 2—Adjustments

The adjustments to the equity section reflect the issuance of common stock for the acquisition of UMS by iTalk, Inc.